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                                                                  Exhibit 99.A.1
                              CERTIFICATE OF TRUST
                                       OF
                            ANNUITY BOARD FUNDS TRUST

This Certificate of Trust ("Certificate") is being filed in accordance with the provisions of the Delaware Business Trust Act, 12 Del. C. Sections 3801, et seq., to form a Delaware business trust (the "Trust") and sets forth the following:

         1.       The name of the Trust is: Annuity Board Funds Trust

         2. The business address of the registered office of the Trust and of the registered agent of the Trust are:

                  Corporation Service Company
                  1013 Centre Road
                  Wilmington, Delaware  19805
                  New Castle County

         3.       This Certificate is effective upon filing.

         1. The Trust is a Delaware business trust to be registered under the Investment Company Act of 1940.

         2. Notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the other assets of the Trust generally or any other series.

         IN WITNESS WHEREOF, the undersigned, being the initial Trustees, have executed this Certificate this 29th day of February, 2000.



                              /s/ George J. Tous van Nijkerk
                              -----------------------------------
                              George J. Tous van Nijkerk, as Trustee
                              and not individually


                              /s/ Alton L.  Fannin
                              -----------------------------------
                              Alton L. Fannin, as Trustee
                              and not individually